Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. REPORTS RECORD SECOND QUARTER 2015 RESULTS;
INTRODUCES THIRD QUARTER GUIDANCE AND RAISES FULL YEAR 2015 OUTLOOK

•	Sales increase 11% to a second quarter record of $535.6 million

•	Comparable sales increase 7%

•	Merchandise margin and gross margin increase 240 and 480 basis points, respectively

•	Operating income rises to a second quarter record of $35.9 million

•	Diluted EPS rises 213% to a second quarter record of $0.25

Columbus, Ohio - August 26, 2015 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the second quarter of 2015. These results cover the thirteen and twenty-six week periods ended August 1, 2015 and compare to the thirteen and twenty-six week periods ended August 2, 2014.
David Kornberg, the Company's President and Chief Executive Officer, noted that, “We delivered record second quarter sales, operating income and diluted earnings per share. Strong fashion supported by brand focused marketing and an elevation of our customer experience drove a 7% increase in comparable sales. Disciplined inventory management, combined with the appeal of our product assortment, enabled us to reduce the breadth, depth and frequency of our promotions. Growth continued across our distribution channels of retail stores, e-commerce and factory outlets. The various components of our business were managed consistently with our balanced approach to growth, and each contributed to our diluted earnings per share results, which rose 213% to $0.25.”
Mr. Kornberg went on to note that, “Looking towards the second half of the year, I believe we are well positioned to further grow our business and enhance the Express brand. We expect the continued execution of our strategy to result in productivity and profitability gains for our Company and increased value for our shareholders.”

Second Quarter 2015 Operating Results:

•	Net sales increased 11% to $535.6 million from $481.4 million in the second quarter of 2014.

•	Comparable sales (including e-commerce sales) increased 7%, compared to a 5% decrease in the second quarter of 2014.

•	E-commerce sales rose 21% to $75.0 million.

•
Merchandise margin grew by 240 basis points as we continued to manage inventory levels and promotions with restraint. Buying and occupancy as a percentage of net sales also improved by 240 basis points as costs were leveraged against higher sales. These led to a gross margin improvement of 480 basis points, with gross margin of 33.1% compared to 28.3% in last year’s second quarter.

•
Selling, general, and administrative (SG&A) expenses were $140.6 million versus $121.9 million in last year's second quarter, primarily due to the addition of outlet related expenses and incentive compensation. As a percentage of net sales, SG&A expenses increased by 90 basis points to 26.2% compared to 25.3% in last year’s second quarter.

•	Operating income was $35.9 million, or 6.7% of net sales, compared to $14.6 million, or 3.0% of net sales in the second quarter of 2014.

•
Income tax expense was $13.2 million, at an effective tax rate of 38.5%, compared to $1.8 million, at an effective tax rate of 20.6% in last year's second quarter. The tax rate for the second quarter of 2014 reflected the release of uncertain tax positions following the conclusion of a multi-year IRS tax examination.

•	Net income was $21.0 million, or $0.25 per diluted share. This compares to net income of $6.9 million, or $0.08 per diluted share, in the second quarter of 2014.

•	Real estate activity for the second quarter of 2015 is presented in Schedule 5.
Twenty-Six Week Period Operating Results:

•	Net sales increased 10% to $1.038 billion from $942.1 million in the prior year period.

•	Comparable sales during the period (including e-commerce sales) increased 7%, compared to a decrease of 8% in the prior year period.

•	E-commerce sales of $152.6 million increased 17% from $130.8 million in the prior year period.

•
Merchandise margin increased 220 basis points and buying and occupancy costs as a percentage of net sales decreased 190 basis points. Gross margin increased to 33.1% of net sales compared to 29.0% in the prior year period.

•	SG&A expenses were $273.7 million versus $244.8 million in the prior year period. This represented 26.4% of net sales, compared to 26.0% in the same period last year.

•	Operating income was $69.8 million, or 6.7% of net sales, compared to $29.6 million, or 3.1% of net sales, in the prior year period.

•	The effective tax rate was 39.3% compared to 32.7% in the prior year period.

•
Net income was $34.1 million, or $0.40 per diluted share, compared to net income of $12.0 million, or $0.14 per diluted share, in the prior year period. After considering non-core operating expenses incurred in connection with the full redemption of our Senior Notes due 2018, adjusted net income was $40.0 million, or $0.47 per diluted share. Please refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.

Second Quarter 2015 Balance Sheet Highlights:

•
Cash and cash equivalents totaled $155.6 million versus $253.3 million at the end of the second quarter of 2014. The lower cash balance reflects the use of approximately $215 million of cash during the first quarter of 2015 to redeem the remaining Senior Notes due 2018. This redemption eliminates approximately $19 million of interest expense annually.

•	Capital expenditures totaled $50.9 million for the twenty-six weeks ended August 1, 2015, compared to $59.5 million for the twenty-six weeks ended August 2, 2014.

•
Inventory was $272.0 million compared to $239.9 million at the end of the prior year’s second quarter, and includes approximately $42.4 million related to Express Factory Outlet stores this year compared to approximately $13.6 million in the prior year's second quarter.

2015 Guidance:
The table below compares the Company's projected results for the thirteen week period ended October 31, 2015 to the actual results for the thirteen week period ended November 1, 2014.

	Third Quarter 2015 Guidance	Third Quarter 2014 Actual Results
Comparable Sales	+Mid single digits	-5%
Effective Tax Rate	Approximately 39%	40.0%
Interest Expense, Net	$1.2 million	$6.0 million
Net Income	$22 to $25 million	$14.6 million
Diluted Earnings Per Share (EPS)	$0.26 to $0.29	$0.17
Weighted Average Diluted Shares Outstanding	85.7 million	84.6 million

This guidance does not take into account any additional non-core operating items that may occur.
The table below compares the Company's projected results for the 52 week period ended January 30, 2016 to the actual results for the 52 week period ended January 31, 2015.

	Full Year 2015 Guidance	Full Year 2014 Actual Results
Comparable Sales	+Mid single digits	-5%
Effective Tax Rate	Approximately 39%	38.8%
Interest Expense, Net	$15.9 million(1)	$23.9 million
Net Income	$105 to $111 million(1)	$68.3 million
Adjusted Net Income	$111 to $117 million(2)	N/A
Diluted EPS	$1.23 to $1.30(1)	$0.81
Adjusted Diluted EPS	$1.30 to $1.37(2)	N/A
Weighted Average Diluted Shares Outstanding	85.5 million	84.6 million
Capital Expenditures	$114 to $119 million	$115.1 million

(1) Includes approximately $9.7 million of non-core operating items in connection with the redemption of our Senior Notes. These items consist of the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount.

(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
This guidance does not take into account any additional non-core operating items that may occur.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss second quarter 2015 results is scheduled for Wednesday August 26, 2015, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at:
http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on August 26, 2015 until 11:59 p.m. ET on September 2, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13615851.
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. Express has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile apps.
Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the third quarter and full year 2015, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives, including, but not limited to, the Company’s growth strategies and results expected from such strategies. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, and promotions; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and customer traffic to our website; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (18) impairment charges on long-lived assets; (19) substantial lease obligations; (20) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rates; and (21) restrictions imposed on us under the terms of our asset-based loan facility. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 1, 2015	January 31, 2015	August 2, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$155,645	$346,159	$253,327
Receivables, net	22,073	23,272	20,129
Inventories	272,011	241,063	239,898
Prepaid minimum rent	29,926	29,465	28,511
Other	27,563	14,277	25,318
Total current assets	507,218	654,236	567,183

PROPERTY AND EQUIPMENT	894,246	840,340	820,187
Less: accumulated depreciation	(467,230)	(432,733)	(410,330)
Property and equipment, net	427,016	407,607	409,857

TRADENAME/DOMAIN NAME	197,597	197,562	197,822
DEFERRED TAX ASSETS	12,348	12,371	17,480
OTHER ASSETS	3,097	6,374	6,580
Total assets	$1,147,276	$1,278,150	$1,198,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$179,120	$153,745	$168,818
Deferred revenue	22,151	28,575	20,609
Accrued expenses	110,554	105,139	87,904
Total current liabilities	311,825	287,459	277,331

LONG-TERM DEBT	—	199,527	199,345
DEFERRED LEASE CREDITS	132,597	128,450	121,861
OTHER LONG-TERM LIABILITIES	105,123	106,375	106,482
Total liabilities	549,545	721,811	705,019

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	597,731	556,339	493,903
Total liabilities and stockholders’ equity	$1,147,276	$1,278,150	$1,198,922

Schedule 2
Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
NET SALES	$535,582	$481,420	$1,037,960	$942,072
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	358,392	345,395	694,326	668,674
Gross profit	177,190	136,025	343,634	273,398
OPERATING EXPENSES:
Selling, general, and administrative expenses	140,573	121,923	273,749	244,783
Other operating expense (income), net	752	(506)	72	(984)
Total operating expenses	141,325	121,417	273,821	243,799

OPERATING INCOME	35,865	14,608	69,813	29,599

INTEREST EXPENSE, NET	1,231	5,941	13,544	11,838
OTHER EXPENSE (INCOME), NET	419	22	70	(3)
INCOME BEFORE INCOME TAXES	34,215	8,645	56,199	17,764
INCOME TAX EXPENSE	13,187	1,778	22,109	5,814
NET INCOME	$21,028	$6,867	$34,090	$11,950

OTHER COMPREHENSIVE INCOME:
Foreign currency translation (loss) gain	(1,177)	102	(456)	484
COMPREHENSIVE INCOME	$19,851	$6,969	$33,634	$12,434

EARNINGS PER SHARE:
Basic	$0.25	$0.08	$0.40	$0.14
Diluted	$0.25	$0.08	$0.40	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	84,677	84,172	84,560	84,088
Diluted	85,201	84,440	85,089	84,432

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	August 1, 2015	August 2, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,090	$11,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,085	39,048
Loss on disposal of property and equipment	1,314	121
Impairment charge	—	2,800
Excess tax benefit from share-based compensation	(262)	(32)
Share-based compensation	11,069	10,267
Non-cash loss on extinguishment of debt	5,314	—
Deferred taxes	22	—
Landlord allowance amortization	(5,980)	(5,842)
Payment of original issue discount	(2,812)	—
Changes in operating assets and liabilities:
Receivables, net	1,201	(2,721)
Inventories	(31,049)	(27,298)
Accounts payable, deferred revenue, and accrued expenses	13,320	(21,372)
Other assets and liabilities	171	(2,116)
Net cash provided by operating activities	63,483	4,805

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(50,904)	(59,466)
Purchase of intangible assets	(35)	(10)
Net cash used in investing activities	(50,939)	(59,476)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(198,038)	—
Costs incurred in connection with debt arrangements	(852)	—
Payments on lease financing obligations	(773)	(752)
Excess tax benefit from share-based compensation	262	32
Proceeds from exercise of stock options	361	—
Repurchase of shares for tax withholding obligations under the 2010 Plan	(3,690)	(3,343)
Net cash used in financing activities	(202,730)	(4,063)

EFFECT OF EXCHANGE RATE ON CASH	(328)	177

NET DECREASE IN CASH AND CASH EQUIVALENTS	(190,514)	(58,557)
CASH AND CASH EQUIVALENTS, Beginning of period	346,159	311,884
CASH AND CASH EQUIVALENTS, End of period	$155,645	$253,327

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of, or are unrelated to, the Company's core operating results and provide a better baseline for analyzing trends in the underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Twenty-Six Weeks Ended August 1, 2015
(in thousands, except per share amounts)	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$34,090		$0.40	85,089
Interest Expense (a) *	5,916	*	0.07
Adjusted Non-GAAP Measure	$40,006		$0.47

(a)
Includes the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount related to the redemption of all $200.9 million of our Senior Notes.

* Items were tax affected at our statutory rate of approximately 39% for the twenty-six weeks ended August 1, 2015.

	Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share amounts)	Projected Net Income		Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure**	$108,000		$1.26	85,525
Interest Expense (a) *	5,916	*	0.07
Projected Adjusted Non-GAAP Measure**	$113,916		$1.33

(a)
Includes the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount related to the redemption of all $200.9 million of our Senior Notes.

* Items were tax affected at our statutory rate of approximately 39% for the fifty-two weeks ended January 30, 2016.
** Represents mid-point of guidance range.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2015 - Actual				August 1, 2015
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(1)	(1)	560
United States - Outlet Stores	12	—	1	60
Canada	—	—	—	17
Total	12	(1)	—	637	5.6 million

Third Quarter 2015 - Projected				October 31, 2015
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	1	(1)	(1)	559
United States - Outlet Stores	17	—	1	78
Canada	—	—	—	17
Total	18	(1)	—	654	5.7 million

Full Year 2015 - Projected				January 30, 2016
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	1	(24)	(2)	558
United States - Outlet Stores	38	—	2	81
Canada	—	—	—	17
Total	39	(24)	—	656	5.7 million